FOR IMMEDIATE RELEASE

INNOPHOS ELECTS NEIL SALMON VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

CRANBURY, New Jersey – (September 25, 2009) – Innophos Holdings, Inc. (NASDAQ: IPHS), a leading specialty phosphate producer in North America, today announced that its Board of Directors had elected Neil Salmon as Vice President and Chief Financial Officer.

Mr. Salmon comes to Innophos with nearly twenty years of experience in various finance and accounting positions with Imperial Chemical Industries P.L.C. (formerly known as ICI and currently known as AkzoNobel).  Most recently, he served as Chief Financial Officer for ICI’s Adhesives Business Group, a $2 billion business unit with global operations.  In his new post, Mr. Salmon will be responsible for all financial activities of the Innophos companies, including the management of external financial relationships, compliance with Sarbanes-Oxley, accounting and regulatory reporting requirements.  Reporting directly to Mr. Salmon will be Mark Feuerbach, Vice President, Treasury, Financial Planning & Analysis, and Charles Brodheim, Corporate Controller and Chief Accounting Officer.

"After an extensive search process, we are delighted to have Neil join the management team of Innophos," said Randy Gress, Chief Executive Officer and President. "Neil’s deep financial leadership and industry experience position him to help Innophos achieve its growth objectives, especially outside of North America.”

Mr. Salmon holds a BA in Politics, Philosophy and Economics from Oxford University and is a member of the Chartered Institute of Management Accountants. He is expected to take up his post at the corporate headquarters in Cranbury, NJ during the first week of October.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

Innophos Holdings, Inc.                                             Breakstone Group

Investor Relations: (609) 366-1299 Maura Gedid / Barbara Cano

investor.relations@innophos.com                          646-452-2335 / 2334

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